Exhibit 99.1

LM Funding Regains Compliance with Nasdaq Continued Listing Requirements

TAMPA, FL / March 27, 2024 / LM Funding America, Inc. (NASDAQ:LMFA) ("LM Funding" or the “Company") a cryptocurrency mining and technology-based specialty finance company, announced that the Company received notice from Nasdaq on March 26, 2024, indicating that LM Funding had regained compliance with the minimum bid price requirement under Nasdaq Rule 5550(a)(2).

Bruce M. Rodgers, Chairman and CEO of LM Funding, commented, “We are pleased to have regained compliance with the continued listing requirements of Nasdaq. The preservation of our Nasdaq listing is paramount to the Company, given the credibility and exposure it offers. As our business progresses and gains momentum, we believe our listing is vital to our mission of enhancing shareholder value and strategically aligning the Company for ongoing success.”

About LM Funding America

LM Funding America, Inc. (Nasdaq: LMFA), together with its subsidiaries, is a cryptocurrency mining business that commenced Bitcoin mining operations in September 2022. The Company also operates a technology-based specialty finance company that provides funding to nonprofit community associations (Associations) primarily located in the state of Florida, as well as in the states of Washington, Colorado, and Illinois, by funding a certain portion of the Associations' rights to delinquent accounts that are selected by the Associations arising from unpaid Association assessments.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guaranties of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, uncertainty created by the risks of entering into and operating in the cryptocurrency mining business, uncertainty in the cryptocurrency mining business in general, problems with hosting vendors in the mining business, the capacity of our Bitcoin mining machines and our related ability to purchase power at reasonable prices, the ability to finance and grow our cryptocurrency mining operations, our ability to acquire new accounts in our specialty finance business at appropriate prices, the potential need for additional capital in the future, changes in governmental regulations that affect our ability to collected sufficient amounts on defaulted consumer receivables, changes in the credit or capital markets, changes in interest rates, and negative press regarding the debt collection industry. The occurrence of any of these risks and uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

Contact:

Crescendo Communications, LLC

Tel: (212) 671-1021

Email: LMFA@crescendo-ir.com